Exhibit 5.1

Hogan Lovells US LLP 390 Madison Avenue New York, NY 10017 T +1 212 918 3000 F +1 212 918 3100 www.hoganlovells.com

September 23, 2024

Board of Directors

Labcorp Holdings Inc.

358 South Main Street

Burlington, North Carolina 27215

Board of Directors

Laboratory Corporation of America Holdings

358 South Main Street

Burlington, North Carolina 27215

To the addressees referred to above:

We are acting as counsel to Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”) and Labcorp Holdings Inc., a Delaware corporation and the parent company of the Company (the “Guarantor”), in connection with the sale of $650,000,000 aggregate principal amount of the Company’s 4.350% Senior Notes due April 1, 2030 (the “2030 Notes”), $500,000,000 aggregate principal amount of the Company’s 4.550% Senior Notes due April 1, 2032 (the “2032 Notes”) and $850,000,000 aggregate principal amount of the Company’s 4.800% Senior Notes due October 1, 2034 (the “2034 Notes” and, together with the 2030 Notes and the 2034 Notes, the “Notes”), pursuant to (i) an Underwriting Agreement, dated September 16, 2024 (the “Agreement”), by and among the Company, BofA Securities, Inc., U.S. Bancorp Investments, Inc., and Wells Fargo Securities, LLC (for themselves and the other underwriters named therein), (ii) a registration statement on Form S-3 (File Nos. 333-279510 and 333-279510-01) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), (iii) a base prospectus contained in the Registration Statement (the “Base Prospectus”) and (iv) the final prospectus supplement, dated September 16, 2024, filed with the Commission under Rule 424(b)(5) under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

The Notes are to be issued pursuant to an indenture, dated September 23, 2024 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association (the “Trustee”), as supplemented by, in the case of the 2030 Notes, the Supplemental Indenture for the 2030 Notes, among the Company, the Guarantor and the Trustee, dated September 23, 2024

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Labcorp Holdings Inc. Laboratory Corporation of America Holdings	- 2 -	September 23, 2024

(the “2030 Notes Indenture”), in the case of the 2032 Notes, the Supplemental Indenture for the 2032 Notes, among the Company, the Guarantor and the Trustee, dated September 23, 2024 (the “2032 Notes Indenture”) and, in the case of the 2034 Notes, the Supplemental Indenture for the 2034 Notes, among the Company, the Guarantor and the Trustee, dated September 23, 2024 (the “2034 Notes Indenture” and, together with the 2030 Notes Indenture and the 2032 Notes Indenture, the “Notes Indentures”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) under the Indenture, as supplemented by the Notes Indentures, upon execution of the Indenture and each Notes Indenture, had all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and the Notes Indentures and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture and the Notes Indentures against the Company and the Guarantor, as applicable, (ii) the Trustee has authorized and duly executed and delivered the Indenture and each Notes Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture and each Notes Indenture constitute valid and binding obligations, enforceable against the Trustee in accordance with their terms, (v) there has been no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Indenture or the Notes Indentures, and , upon execution, the Indenture and each Notes Indenture has complied and will comply with any requirements of good faith, fair dealing and conscionability and (vi) there are, have been and will be no agreements or understandings among the parties, written or oral, and there is, has been and will be no usage of trade or course of prior dealing among the parties (and no act or omission of any party) that would, in either case, define, supplement or qualify the terms of the Indenture or each Notes Indenture, upon its execution. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the Delaware General Corporation Law, as amended, and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules, or regulations (and in particular we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Labcorp Holdings Inc. Laboratory Corporation of America Holdings	- 3 -	September 23, 2024

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) due execution and delivery of the Indenture and each of the Notes Indentures, (ii) due authentication of the Notes by the Trustee, and (iii) due execution and delivery of the Notes by the Company in accordance with the terms of the Agreement, the Indenture and the applicable Notes Indenture, the Notes constitute validly issued and binding obligations of the Company.

The opinions expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent, preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Notes are considered in a proceeding in equity or at law), including, without limitation, principles limiting the availability of specific performance and injunctive relief.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company to be filed with the Commission on the date hereof and thereby incorporated by reference as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP